Exhibit 11     COMPUTATION OF LOSS PER SHARE

                                                    Quarter ended             Nine months ended
                                                      March 31,                  March 31,
                                             --------------------------   --------------------------
                                                  1996         1995           1996          1995
                                             ------------   -----------   ------------   -----------
Net Loss                                     $(14,417,648)  $(2,035,598)  $(17,090,628)  $(4,602,585)
                                             ------------   -----------   ------------   -----------
                                             ------------   -----------   ------------   -----------
Weighted average shares used
to compute net loss per share

Weighted average number of
shares outstanding:

Mandatorily redeemable
convertible preferred stock                            --     5,324,685             --     5,324,685

Common stock                                   10,264,400       739,537      9,862,216       734,301

Number of common equivalents
as a result of convertible
warrants outstanding using
the treasury stock method                              --         9,989             --         9,989

Number of common shares
issued and stock options
granted in accordance with
Staff Accounting Bulletin 83                           --       226,311             --       226,311
                                             ------------   -----------   ------------   -----------

Total                                          10,264,400     6,303,522      9,862,216     6,295,286
                                             ------------   -----------   ------------   -----------
                                             ------------   -----------   ------------   -----------

Net loss per share                            $     (1.40)        (0.32)         (1.73)        (0.73)
                                             ------------   -----------   ------------   -----------
                                             ------------   -----------   ------------   -----------

     The calculations for March 31, 1995 include the shares of mandatorily redeemable convertible preferred stock and a convertible warrant as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the initial public offering of the Company's common stock.

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